UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Farmer BRos. Co.
(Name of Registrant as Specified in Its Charter)

Carol Farmer Waite

Carol L. Waite Trust

1964 Jeanne Ann Farmer Grossman Trust

1964 Richard Francis Farmer Trust

1964 Roy Edward Farmer Trust

1964 Carol Lynn Farmer Waite Trust

1969 Roy Edward Farmer Trust

1969 Jeanne Ann Farmer Trust

1969 Richard Francis Farmer Trust

1969 Carol Lynn Farmer Waite Trust

1969 Roy F. Farmer Trust

1969 Emily Marjorie Farmer Trust

1972 Roy Edward Farmer Trust

1972 Carol Lynn Farmer Waite Trust

1972 Jeanne Anne Farmer Grossman Trust

1972 Richard Francis Farmer

1972 Roy F. Farmer Trust

1972 Emily Marjorie Farmer Trust

1987 Roy F. Farmer Trust I

1987 Roy F. Farmer Trust II

1987 Roy F. Farmer Trust III

1987 Roy F. Farmer Trust IV

1988 Roy F. Farmer Trust I

Farmer Insurance Trust

1984 Jonathan Michael Waite Trust

The 2012 Waite Trust

2012 Grossman Irrevocable Trust

Austin Waite

Emily Waite

Jonathan Michael Waite

Suzanna Waite

Scott Grossman

Brett Grossman

Brynn Grossman

Tom Mortensen

John Samore, Jr.,

Jennifer Gonzalez-Yousef

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Carol Farmer Waite, Carol L. Waite Trust, 1964 Jeanne Ann Farmer Grossman Trust, 1964 Richard Francis Farmer Trust, 1964 Roy Edward Farmer Trust, 1964 Carol Lynn Farmer Waite Trust, 1969 Roy Edward Farmer Trust, 1969 Jeanne Ann Farmer Trust, 1969 Richard Francis Farmer Trust, 1969 Carol Lynn Farmer Waite Trust, 1969 Roy F. Farmer Trust, 1969 Emily Marjorie Farmer Trust, 1972 Roy Edward Farmer Trust, 1972 Carol Lynn Farmer Waite Trust, 1972 Jeanne Anne Farmer Grossman Trust, 1972 Richard Francis Farmer, 1972 Roy F. Farmer Trust, 1972 Emily Marjorie Farmer Trust, 1987 Roy F. Farmer Trust I, 1987 Roy F. Farmer Trust II, 1987 Roy F. Farmer Trust III, 1987 Roy F. Farmer Trust IV, 1988 Roy F. Farmer Trust I, Farmer Insurance Trust, 1984 Jonathan Michael Waite Trust, the 2012 Waite Trust, 2012 Grossman Irrevocable Trust, Austin Waite, Emily Waite, Jonathan Michael Waite, Suzanna Waite, Scott Grossman, Brett Grossman, Brynn Grossman, Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef (collectively, “Save Farmer Bros.”), has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of Farmer Bros. Co., a Delaware corporation.

Item 1: On November 23, 2016, Save Farmer Bros. issued the following press release:

Save Farmer Bros. Sets the Record Straight Regarding FARM’s Many Distortions and Misrepresentations

Urges Stockholders to Not Be Distracted by the Current Board’s Scare Tactics and Attempts to Distract Stockholders

It is Time to Send Mr. Keown and His Board a Message That Stockholders See Through Their Charade

Urges Stockholders to Vote the WHITE Proxy Card to Elect Save Farmer Bros.’ Three Highly Qualified Director Candidates -- Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef

Fort Worth, Texas, November 23, 2016 – Save Farmer Bros. today issued the following statement to stockholders to set the record straight regarding the many distortions and misrepresentations made by the Board of the Directors (the “Board”) and management of Farmer Bros. Co. (NASDAQ:FARM) (“FARM” or the “Company”):

“Over the past few months, CEO Mike Keown and his Board (note that Mr. Keown proudly claims in his LinkedIn profile to have recruited three of seven directors) have demonstrated that there is no limit to the distortions and misrepresentations that they will spread in their effort to squeeze out the Farmer family and firm up their control over your company. We have witnessed Mr. Keown and his Board take highly questionable actions in seeking to diminish the voting influence of the Company’s employees, and with it their power to voice opposition to the culture of intimidation that Mr. Keown has instituted at the Company during his tenure as CEO. We have witnessed Mr. Keown and his Board endeavor to strip director Jeanne Farmer Grossman of her voice in the boardroom by spreading falsities and taking away her director independence for no good reason. We have witnessed Mr. Keown and his Board boasting about improving operating performance, when in reality they have used asset sales, inventory liquidation and one-time income tax benefits to mask the Company’s bloated corporate expenses and poor capital allocation decisions under their watch. We have witnessed Mr. Keown and his Board set aside $3.5 million of stockholder capital to finance a scare campaign aimed at disseminating false information about Save Farmer Bros. It is time to set the record straight.”

“Mr. Keown and his Board remain unapologetic about misrepresenting Randy Clark and Christopher Mottern as Certified Public Accountants in past proxy materials. Rather than taking responsibility, Mr. Keown and his Board attempt to distract stockholders from the issue by blaming Save Farmer Bros. for bringing these egregious misrepresentations to light. This entire episode demonstrates problems at the Company that run much deeper than two directors misrepresenting their credentials. Mr. Keown and his Board appear to have a ‘circle the wagons’ mentality when one of their own gets caught in a lie. How can stockholders trust a board that has this mentality?”

“Mr. Keown and his Board claim that Charles Marcy was “brought to the attention of the Nominating Committee and the Board by Leadership Capital Partners, LLC”, and is therefore independent of Mike Keown. We find this claim to be an outrageous falsehood. Mr. Keown, in his LinkedIn profile, clearly claims that he recruited Mr. Marcy (as well as Randy Clark and Christopher Mottern). If that was not enough evidence, Messrs. Keown and Marcy had a longstanding friendship going back well before their time together on the Board. They were both directors of a regional non-profit in Boulder, Colorado for a number of years. We understand that their families had vacationed together on at least one occasion. Moreover, Mr. Marcy has publicly boasted multiple times about recommending Mr. Keown for the position of CEO of Farmer Bros. For Mr. Keown and his Board to claim that Mr. Marcy was independently identified by a third party does not pass the smell test.”

“Mr. Keown and his Board have wheeled out a tired and stale argument from the 1980’s by claiming that Save Farmer Bros. is seeking control of the Company without paying a ‘control premium.’ This is an extremely ironic claim for Mr. Keown and his recruits to make considering that they are the ones who effectively control the Company while owning a de minimis amount of Farmer Bros. stock. The truth is that we are not seeking control over the Company. The Save Farmer Bros. nominees will only have one constituency: Farmer Bros. stockholders. They will not be beholden to management for their directorship. Farmer Bros. stockholders will have selected them. This kind of mandate will allow them to truly provide oversite of management in a way that the current Board cannot.”

“Mr. Keown and his Board proudly state that Richard F. Farmer, Ph.D. ‘has publicly stated his support of the Board and management.’ Mr. Keown and his Board went on to state that: ‘The Farmer Bros. Co. Board and management team appreciate the support of Richard Farmer and remain committed to acting in the best interest of the Company and to delivering value to all stockholders.’ The truth is that Mr. Farmer’s ‘support’ of the Board rings very hollow. If Mr. Farmer believes that the Board is committed to ‘delivering value to all stockholders,’ then why did he start selling stock in December 2015? Why did he sell 600,000 shares on May 19, 2016? If Mr. Farmer believes that the Board is ‘committed to acting in the best interest of the Company,’ then why does he want to liquidate a substantial amount of the Farmer Bros. stock in the Farmer family trusts? Why don’t Mr. Farmer’s actions match his ‘support’ for the Board and management? Is Mr. Farmer using the Board and management to position himself to sell even more Farmer Bros. stock? Or are the Board and management using Mr. Farmer to tighten their grip on the Company? Or is it both? Is Save Farmer Bros. the only one who doesn’t have a hidden agenda?”

“Mr. Keown and his Board have implied that Save Farmer Bros. group members have committed perjury by stating that our director nominees will cause the Company to explore all reasonable options to maximize stockholder value. This hyperbolic statement is so absurd that it further discredits Mr. Keown and his Board, who are trying to distract stockholders from their failure to create a special committee to explore all reasonable options to maximize stockholder value. In order to set the record straight, however, we will point out just how ridiculous and desperate this claim is. First, the statement is an obvious red herring. Save Farmer Bros.’ nominees are independent of Ms. Waite, and will continue to be independent of Ms. Waite once they are on the Board. Why did Mr. Keown and his Board believe otherwise in making its statement? In Mr. Keown’s world does he expect the directors that he recruited to always agree with him? That is not how Mr. Mortensen, Mr. Samore and Ms. Gonzalez-Yousef will operate as directors. Second, the quote, as presented by Mr. Keown and his Board as evidence of potential perjury on the part of Save Farmer Bros. group members, is so horribly edited that it removes all context. The full text of the quote, which was made nearly two years ago, should have read: ‘At the present time, the beneficiaries and myself want to continue with our parents, grandfather and great-grandmother’s vision and wishes (as stated in the trusts) since we all feel that it is in our best interest to do so. (emphasis added)’ Don’t be distracted by the tactics of Mr. Keown and his Board. Our director nominees, once elected, will call for the formation of a special committee to explore all reasonable options to maximize stockholder value. Do you honestly believe that Mr. Keown and his Board will do the same?”

“Mr. Keown and his Board will do or say anything to distract stockholders from the truth, which is that Mr. Keown is running out of levers to pull to mask the Company’s bloated corporate overhead and mask his poor capital allocation decisions. What is going to happen to earnings when there are no longer real estate assets to sell? What is going to happen to earnings when there are no longer non-core businesses to divest? What is going to happen to earnings when there are no longer income tax benefits to harvest? What is going to happen to earnings when there is no longer excess inventory to liquidate? Stockholders will be left holding the bag now that Mr. Keown is out of levers to pull. Stockholders cannot wait another three years to send Mr. Keown and his Board a message that we see through their charade.”

Investors with questions on how to vote, please contact:

Okapi Partners LLC

Bruce H. Goldfarb/Patrick McHugh/Charles Garske

info@okapipartners.com

(212) 297-0720 or Toll-Free (855) 305-0857

www.SaveFarmerBros.com

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